Exhibit 99.1

Mace Security International, Inc. to Explore the Sale of Its Digital Media Marketing Business

HORSHAM, Pa.--(BUSINESS WIRE)--March 10, 2010--Mace Security International, Inc. ("Mace", “Corporation” or the “Company”) (NASDAQ Global:MACE) today announced that it has retained Northside Advisors LLC, a boutique investment banking firm, to explore the sale of the Company’s Digital Media Marketing Segment. The Company’s Digital Media Marketing Segment is an e-commerce and online marketing business which has two operating divisions: (1) e-commerce, the sale of products on internet promotional sites, and (2) online marketing, which publishes internet promotional sites that offer the Company’s and third party products for sale. The segment uses proprietary technologies and software to sell products on the internet.

Dennis Raefield, the Company’s Chief Executive Officer stated that “the Company has not made a decision to sell the Digital Media Marketing Segment but is exploring the possibility of a sale dependent on the level of interest and offers the Company receives. If Mace sells the Digital Media Marketing Segment, it will use the funds in the operation of and to grow its Security Segment. We are committed to executing our strategy of focusing on our core security business and building a company for future growth.”

About Mace

Mace Security International, Inc. is the manufacturer of personal defense and electronic surveillance products marketed under the famous brand name, Mace®, and is an owner and operator of a wholesale central monitoring station. The Company also operates a Digital Media Marketing and e-commerce business. Mace’s web site is www.mace.com.

Certain statements and information included in this press release constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. When used in this press release, the words or phrases “will likely result”, “are expected to”, “will continue”, “is anticipated”, “estimate”, “projected”, “intend to” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks, known and unknown, and uncertainties. A discussion of factors that could materially adversely affect the Company’s financial performance and cause actual results for future periods to differ materially from the statements expressed within this press release, are contained under the heading “Risk Factors” in Mace’s SEC filings, including its periodic reports on Form 10-K and Form 10-Q which reports should be read in conjunction with this press release.

CONTACT:
Mace Security International, Inc.
Don Taylor, Vice President
954-415-3406
dtaylor@mace.com